CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 of China Yida Holding, Co. and Subsidiaries of our report dated March 10, 2008 on our audits of the financial statements of China Yida Holding Co. and Subsidiaries as of December 31, 2007 and the results of their operations and cash flows for the two year periods then ended, and the reference to us under the caption “Experts”.

/s/ Kabani & Company, Inc.
Certiifed Public Accountants

Kabani & Company, Inc.
Los Angeles, California
May 5, 2008